ICO, Inc. Announces Share Repurchase Program

HOUSTON, TEXAS, September 8, 2008 – ICO, Inc. (Nasdaq GM: ICOC) (the “Company”), global producer of custom polymer powders and plastic film concentrates, today announced that its board of directors authorized a share repurchase program pursuant to which the Company may repurchase up to $12.0 million of its outstanding common stock over the next two years.

“The approval of this repurchase program reflects the confidence of ICO’s Board of Directors in our business, management team, and efforts to increase shareholder value while positioning ICO for long-term growth,” said A. John Knapp, Jr., the Company’s President and Chief Executive Officer.

The authorization permits shares to be repurchased in open market or negotiated transactions.  The authorization also permits the Company to repurchase all or a portion of the shares pursuant to one or more trading plans that may be adopted in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934.  The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable legal requirements.  There can be no assurance as to the amount, timing, or prices of repurchases.  The specific timing and amount of repurchases will vary based on market conditions and other factors.  The stock repurchase program may be modified, extended, or terminated at any time.

About ICO, Inc.

With 20 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Bradley T. Leuschner at 713-351-4100.

Certain matters discussed in this press release are “forward-looking statements,” involving certain risks, uncertainties, and assumptions, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   The Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements.  The forward-looking statements include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.